Exhibit 10(vii)

EXECUTION COPY

REVOLVING CREDIT AGREEMENT

Dated as of June 27, 2003
Among

ENERGIZER HOLDINGS, INC.

THE INSTITUTIONS FROM TIME TO TIME
PARTIES HERETO AS LENDERS

BANK ONE, NA,
as Administrative Agent,

CITIBANK, N.A.,
as Syndication Agent

and

BANK OF AMERICA, N.A.,
as Documentation Agent

BANC ONE CAPITAL MARKETS, INC.,
and
CITIGROUP GLOBAL MARKETS INC.
as Co-Lead Arrangers and Joint Bookrunners

SIDLEY AUSTIN BROWN & WOOD
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603

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TABLE OF CONTENTS (continued)
Page

3.7	Reimbursement Obligation	37
3.8	Letter of Credit Fees	37
3.9	Issuing Bank Reporting Requirements	38
3.10	Indemnification; Exoneration	38
3.11	Cash Collateral	39

ARTICLE IV:
YIELD PROTECTION; TAXES		39

4.1	Yield Protection	39
4.2	Changes in Capital Adequacy Regulations	40
4.3	Availability of Types of Advances	41
4.4	Funding Indemnification	41
4.5	Taxes	41
4.6	Lender Statements; Survival of Indemnity	43

ARTICLE V:
CONDITIONS PRECEDENT		43

5.1	Initial Advances and Letters of Credit	43
5.2	Each Advance and Letter of Credit	45

ARTICLE VI:
REPRESENTATIONS AND WARRANTIES		45

6.1	Organization; Corporate Powers	45
6.2	Authority	46
6.3	No Conflict; Governmental Consents	46
6.4	Financial Statements	47
6.5	No Material Adverse Change	47
6.6	Taxes	47
6.7	Litigation; Loss Contingencies and Violations	48
6.8	Subsidiaries	48
6.9	ERISA	49
6.10	Accuracy of Information	49
6.11	Securities Activities	50
6.12	Material Agreements	50
6.13	Compliance with Laws	50
6.14	Assets and Properties	50
6.15	Statutory Indebtedness Restrictions	50
6.16	Insurance	50
6.17	Labor Matters	50
6.18	Environmental Matters	51
6.19	Solvency	51
6.20	Benefits	51

ii

TABLE OF CONTENTS (continued)
Page

ARTICLE VII:
COVENANTS		52

7.1	Reporting	52
7.2	Affirmative Covenants	55
7.3	Negative Covenants	58
7.4	Financial Covenants	64

ARTICLE VIII:
DEFAULTS		65

8.1	Defaults	65

ARTICLE IX:
ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES		68

9.1	Termination of Revolving Loan Commitments; Acceleration	68
9.2	Defaulting Lender	68
9.3	Amendments	70
9.4	Preservation of Rights	71

ARTICLE X:
GENERAL PROVISIONS		71

10.1	Survival of Representations	71
10.2	Governmental Regulation	71
10.3	Performance of Obligations	71
10.4	Headings	72
10.5	Entire Agreement	72
10.6	Several Obligations; Benefits of this Agreement	72
10.7	Expenses; Indemnification	72
10.8	Numbers of Documents	74
10.9	Accounting	74
10.10	Severability of Provisions	75
10.11	Nonliability of Lenders	75
10.12	GOVERNING LAW	75
10.13	CONSENT TO JURISDICTION; JURY TRIAL	75
10.14	Subordination of Intercompany Indebtedness	76

ARTICLE XI:
THE ADMINISTRATIVE AGENT		77

11.1	Appointment; Nature of Relationship	78
11.2	Powers	78

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TABLE OF CONTENTS (continued)
Page

11.3	General Immunity	78
11.4	No Responsibility for Loans, Creditworthiness, Recitals, Etc	78
11.5	Action on Instructions of Lenders	79
11.6	Employment of Administrative Agents and Counsel	79
11.7	Reliance on Documents; Counsel	79
11.8	The Administrative Agent’s Reimbursement and Indemnification	79
11.9	Rights as a Lender	80
11.10	Lender Credit Decision	80
11.11	Successor Administrative Agent	80
11.12	No Duties Imposed Upon Syndication Agent, Documentation Agent or Arrangers	80

ARTICLE XII:
SETOFF; RATABLE PAYMENTS		81

12.1	Setoff	81
12.2	Ratable Payments	81
12.3	Application of Payments	81
12.4	Relations Among Lenders	82
12.5	Representations and Covenants Among Lenders	83

ARTICLE XIII:
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		83

13.1	Successors and Assigns	83
13.2	Participations	83
13.3	Assignments	84
13.4	Confidentiality	86
13.5	Dissemination of Information	87
13.6	Tax Treatment	87

ARTICLE XIV:
NOTICES		87

14.1	Giving Notice	87
14.2	Change of Address	87

ARTICLE XV:
COUNTERPARTS		87

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TABLE OF CONTENTS

Exhibits

EXHIBIT A	--	Revolving Loan Commitments
EXHIBIT B	--	Form of Borrowing/Election Notice
EXHIBIT C	--	Form of Request for Letter of Credit
EXHIBIT D	--	Form of Assignment Agreement
EXHIBIT E	--	Form of Borrower’s Counsel’s Opinion
EXHIBIT F	--	List of Closing Documents
EXHIBIT G	--	Form of Officer’s Certificate
EXHIBIT H	--	Form of Compliance Certificate
EXHIBIT I	--	Form of Supplement to Subsidiary Guaranty

Schedules

Schedule 1.1.1	--	Permitted Existing Investments
Schedule 1.1.2	--	Permitted Existing Liens
Schedule 1.1.3	--	Permitted Existing Contingent Obligations
Schedule 3.2	--	Transitional Letters of Credit
Schedule 6.3	--	Conflicts; Governmental Consents
Schedule 6.7	--	Litigation; Loss Contingencies
Schedule 6.8	--	Subsidiaries
Schedule 6.18	--	Environmental Matters
Schedule 7.3(G)	--	Transactions with Shareholders and Affiliates

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REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement dated as of June 27, 2003 is entered into among ENERGIZER HOLDINGS, INC., a Missouri corporation, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, and BANK ONE, NA, having its principal office in Chicago, Illinois, in its capacity as Administrative Agent, CITIBANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., as Documentation Agent. The parties hereto agree as follows:

ARTICLE I: DEFINITIONS

1.1  Certain Defined Terms.  In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

"Accounting Change" is defined in Section 10.9 hereof.

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

"Administrative Agent" means Bank One in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

"Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

"Affected Lender" is defined in Section 2.19 hereof.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

"Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Three Hundred Million and 00/100 Dollars ($300,000,000.00).

"Agreement" means this Revolving Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

"Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 6.4 hereof; provided, however, except as provided in Section 10.9, that with respect to the calculation of financial ratios and other financial tests required by this Agreement, "Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 6.4 hereof.

"Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

"Applicable Facility Fee Percentage" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C)(i) hereof determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

"Applicable Margin" means, as at any date of determination, the rate per annum then applicable to Advances of any Type at such time, determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

"Applicable L/C Fee Percentage" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 3.8(i) hereof determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

"Applicable Utilization Fee Percentage" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C)(ii) hereof determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arrangers" means Banc One Capital Markets, Inc. and Citigroup Global Markets Inc., in their respective capacities as the co-lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement.

"Assignment Agreement" means an assignment and assumption agreement entered into in connection with an assignment by a Lender pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

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"Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) other than (i) the sale of Inventory in the ordinary course of business and (ii) the sale or other disposition of any obsolete manufacturing Equipment disposed of in the ordinary course of business.

"Authorized Officer" means any of the president, any vice president (including any executive vice president), the chief financial officer or the treasurer of the Borrower, acting singly.

"Bank One" means Bank One, NA, having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

"Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Pension Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

"Borrower" means Energizer Holdings, Inc., a Missouri corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

"Borrowing Date" means a date on which an Advance or Swing Line Loan is made hereunder.

"Borrowing/Election Notice" is defined in Section 2.7 hereof.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York.

"Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

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"Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and at least 95% of the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.; provided that the maturities of such Cash Equivalents described in the foregoing clauses (i) through (iv) shall not exceed 365 days; (v) repurchase obligations of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies having a term not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory, political subdivision, taxing authority or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least BBB by Standard & Poor’s Ratings Group or at least Baa by Moody’s Investors Service, Inc.; (vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia (which commercial bank shall have a short-term debt rating of A-1 (or better) by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.), or by any foreign bank (which foreign bank shall have a rating of B or better from Thomson BankWatch Global Issuer Rating or, if not rated by Thomson BankWatch Global Issuer Rating, which foreign bank shall be an institution acceptable to the Administrative Agent), or its branches or agencies; or (viii) shares of money market mutual or similar funds at least 95% of the assets of which are invested in the types of investments satisfying the requirements of clauses (i) through (vii) of this definition.

"Change" is defined in Section 4.2 hereof.

"Change of Control" means an event or series of events by which:

(i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of thirty percent (30%) or more of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower;

(ii) during any period of 12 consecutive calendar months, the board of directors of the Borrower shall cease to have as a majority of its members individuals who either:

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(a) were directors of the Borrower on the first day of such period, or

(b) were elected or nominated for election to the board of directors of the Borrower at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved;

(iii) other than as a result of a transaction not prohibited under the terms of this Agreement, the Borrower (a) shall cease to own, of record and beneficially, with sole voting and dispositive power, 100% of the outstanding shares of Capital Stock of each of the Subsidiary Guarantors or (b) shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of the Subsidiary Guarantors; or

(iv) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

"Citibank" means, Citibank, N.A., in its individual capacity, and its successors.

"Closing Date" means the date of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Commission" means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

"Consolidated Assets" means the total assets of the Borrower and its Subsidiaries on a consolidated basis.

"Consolidated Domestic Assets" means the total assets of the Borrower and each of its consolidated Subsidiaries that is incorporated under the laws of any jurisdiction in the United States.

"Consolidated Net Worth" means, as of any date, all amounts which would be included under shareholders’ equity (including capital stock, additional paid-in capital and retained earnings) on the consolidated balance sheet for the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

"Consolidated Total Capitalization" means, as of any date, the sum of (i) Indebtedness of the Borrower and its consolidated Subsidiaries and (ii) Consolidated Net Worth, all determined in accordance with Agreement Accounting Principles.

"Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or

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polychlorinated biphenyls ("PCBs"), and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

"Contingent Obligation", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

"Contractual Obligation", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject. Without in any way limiting the foregoing, as used with respect to the Borrower or any of its Subsidiaries, Contractual Obligations shall include, without limitation, the Financing Facilities and any instruments, documents or agreements executed or delivered in connection therewith by which the Borrower or such Subsidiaries are bound.

"Controlled Group" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

"Cure Loan" is defined in Section 9.2(iii) hereof.

"Customary Permitted Liens" means:

(i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC or any Plan) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate

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proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained as may be required in accordance with Agreement Accounting Principles;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained as may be required in accordance with Agreement Accounting Principles;

(iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC or any Plan) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s assets or property taken as a whole or materially impair the use thereof in the operation of the Borrower’s or such Subsidiary’s businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $30,000,000;

(iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof;

(vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

(vii) Liens of commercial depository institutions arising in the ordinary course of business constituting a statutory or common law right of setoff against amounts on deposit with any such institution.

"Default" means an event described in Article VIII hereof.

"Disclosed Litigation" is defined in Section 6.7 hereof.

"Disqualified Stock" means any preferred stock and any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking

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fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Revolving Loan Termination Date.

"DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

"Dollar" and "$" means dollars in the lawful currency of the United States.

"EBIT" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) non-cash charges (except any non-cash charges that require accrual of a reserve for anticipated future cash payments for any period) to the extent deducted in computing Net Income, plus (v) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (vi) extraordinary gains to the extent added in computing Net Income.

"EBITDA" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) EBIT, plus (ii) depreciation expense to the extent deducted in computing Net Income, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, to the extent deducted in computing Net Income.

"Environmental, Health or Safety Requirements of Law" means all applicable foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations promulgated thereunder, and any state or local equivalent thereof.

"Environmental Lien" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

"Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

"Equipment" means all of the Borrower’s and its Subsidiaries’ present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than the Borrower’s or Subsidiary’s Inventory), and (iii) any

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and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

"Eurodollar Base Rate" means, with respect to a Eurodollar Rate Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Rate Loan and having a maturity equal to such Interest Period.

"Eurodollar Rate" means, with respect to a Eurodollar Rate Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period plus (ii) the then Applicable Margin; provided, however, that the foregoing adjustment for Reserve Requirements shall only be made with respect to that portion of a Eurodollar Rate Loan made by a Lender which is subject to such Reserve Requirements.

"Eurodollar Rate Advance" means an Advance which bears interest at the Eurodollar Rate.

"Eurodollar Rate Loan" means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

"Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

"Existing Bridge Credit Agreement" means that certain 364-Day Bridge Term Loan Credit Agreement, dated as of January 17, 2003, among the Borrower, the institutions from time to time parties thereto as lenders, Bank One, as the administrative agent and Bank of America,

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N.A., as the syndication agent, as amended by Amendment No. 1 thereto dated as of January 24, 2003 and by Amendment No. 2 thereto dated as of March 24, 2003.

"Existing Credit Agreements" means, collectively, the Existing Bridge Credit Agreement, the Existing 5-Year Credit Agreement and the Existing 364-Day Credit Agreement.

"Existing 5-Year Credit Agreement" means that certain 5-Year Revolving Credit Agreement, dated as of March 30, 2000, among the Borrower (as the successor by assignment and assumption to Ralston Purina Company), the institutions from time to time parties thereto as lenders, Bank One, as the administrative agent, Bank of America, N.A., as the syndication agent, and Wachovia Bank, National Association (formerly known as Wachovia Bank, N.A.), as the documentation agent, as amended by Amendment No. 1 thereto dated as of March 24, 2003.

"Existing 364-Day Credit Agreement" means that certain 364-Day Credit Agreement, dated as of March 30, 2000, among the Borrower (as the successor by assignment and assumption to Ralston Purina Company), the institutions from time to time parties thereto as lenders, Bank One, as the administrative agent, Bank of America, N.A., as the syndication agent, and Wachovia Bank, National Association (formerly known as Wachovia Bank, N.A.), as the documentation agent, as the same has been amended and restated pursuant to the Amendment and Restatement of 364-Day Credit Agreement dated as of March 29, 2001, by the Second Amendment and Restatement of 364-Day Credit Agreement dated as of March 28, 2002 and by the Third Amendment and Restatement of 364-Day Credit Agreement dated as of March 24, 2003.

"Facility Fee" is defined in Section 2.14(C)(i) hereof.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its reasonable discretion.

"Financing Facilities" means the Receivables Purchase Facility, the Senior Notes and the Singapore Credit Facility.

"Floating Rate Advance" means an Advance which bears interest by reference to the Alternate Base Rate.

"Floating Rate Loan" means a Loan, or portion thereof, which bears interest by reference to the Alternate Base Rate.

"Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower or any member of the Controlled Group, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

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"Foreign Pension Plan" means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which (i) is maintained or contributed to for the benefit of employees of the Borrower or any other member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Governmental Acts" is defined in Section 3.10(A) hereof.

"Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

"Hedging Arrangements" is defined in the definition of "Hedging Obligations" below.

"Hedging Agreements" means Hedging Arrangements permitted under Section 7.3(O) that are entered into by the Borrower and any Lender or any affiliate of any Lender.

"Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("Hedging Arrangements"), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

"Holders of Obligations" means the holders of the Obligations from time to time and the holders of the Hedging Obligations arising from time to time under Hedging Agreements and shall include their respective successors, transferees and assigns.

"Indebtedness" of any Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof, provided that the related obligations are not interest bearing, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations in respect of Indebtedness, (g) obligations with respect to letters of credit, (h) Off-Balance Sheet Liabilities,

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(i) Receivables Facility Attributed Indebtedness and (j) Disqualified Stock. The amount of Indebtedness of any Person at any date shall be without duplication (1) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (2) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

"Indemnified Matters" is defined in Section 10.7(B) hereof.

"Indemnitees" is defined in Section 10.7(B) hereof.

"Initial Fee Letters" means (i) that certain letter agreement dated May 5, 2003 among the Arrangers and the Borrower and (ii) that certain letter agreement dated May 5, 2003 between the Administrative Agent and the Borrower, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Initial Funding Date" means the date on which the initial Revolving Loans are advanced and Letters of Credit are issued or deemed issued hereunder.

"Insolvency Event" is defined in Section 10.14 hereof.

"Intercompany Indebtedness" is defined in Section 10.14 hereof.

"Interest Expense" means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued, including, without duplication, Off-Balance Sheet Liabilities (including Receivables Facility Financing Costs) and the interest component of Capitalized Leases, all as determined in conformity with Agreement Accounting Principles.

"Interest Expense Coverage Ratio" is defined in Section 7.4(B) hereof.

"Interest Period" means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months and, to the extent available to all of the Lenders, nine (9) or twelve (12) months, or any other period agreed to between the Borrower and the Administrative Agent (acting on the instructions of all of the Lenders), commencing on a Business Day selected by the Borrower on which a Eurodollar Rate Advance is made to Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, six, nine or twelve months (or such other period) thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month (or other period), such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month (or other period). If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

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"Inventory" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower or any of its Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of Borrower or any of its Subsidiaries, and shall include all right, title and interest of the Borrower or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Borrower or any of its Subsidiaries.

"Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

"IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

"Issuing Bank(s)" means (i) Bank One in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1 or 3.2 hereunder with respect to each Letter of Credit issued or deemed issued by Bank One upon the Borrower’s request and (ii) any Lender (other than Bank One) reasonably acceptable to the Administrative Agent, in such Lender’s separate capacity as an issuer of Letters of Credit pursuant to Section 3.1 hereunder with respect to any and all Letters of Credit issued by such Lender in its sole discretion upon the Borrower’s request. All references contained in this Agreement and the other Loan Documents to the "Issuing Bank" shall be deemed to apply equally to each of the institutions referred to in clauses (i) and (ii) of this definition in their respective capacities as issuers of any and all Letters of Credit issued by each such institution.

"L/C Documents" is defined in Section 3.4 hereof.

"L/C Draft" means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

"L/C Interest" shall have the meaning ascribed to such term in Section 3.6 hereof.

"L/C Obligations" means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by an Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

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"Lenders " means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

"Lending Installation" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

"Letter of Credit" means the standby letters of credit (a) to be issued by an Issuing Bank pursuant to Section 3.1 hereof or (b) deemed issued by the Issuing Bank pursuant to Section 3.2 hereof.

"Leverage Ratio" is defined in Section 7.4(A) hereof.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan(s)" means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.1 hereof, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.2 hereof, and collectively, all Revolving Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

"Loan Account" is defined in Section 2.12(a) hereof.

"Loan Documents" means this Agreement, the Subsidiary Guaranty, any promissory notes issued pursuant to Section 2.12, the L/C Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

"Loan Parties" is defined in Section 5.1 hereof.

"Margin Stock" shall have the meaning ascribed to such term in Regulation U.

"Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders, the Issuing Banks or the Administrative Agent to enforce in any material respect the Obligations.

"Material Domestic Subsidiary" means each consolidated Subsidiary (other than any SPV) of the Borrower (a) incorporated under the laws of any jurisdiction in the United States and (b) the total assets of which exceed, as at the end of any calendar quarter or, in the case of consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated by the Borrower on a pro forma basis taking into account the consummation of such Permitted Acquisition), three percent (3.0%) of the Consolidated Domestic Assets of the Borrower and its consolidated Subsidiaries (other than SPVs).

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"Material Foreign Subsidiary" means each consolidated Subsidiary (other than any SPV) of the Borrower (a) incorporated or organized under the laws of any foreign jurisdiction and (b) the total assets of which exceed, as at the end of any calendar quarter or, in the case of consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated by the Borrower on a pro forma basis taking into account the consummation of such Permitted Acquisition), five percent (5.0%) of the Consolidated Assets of the Borrower and its consolidated Subsidiaries (other than SPVs).

"Material Indebtedness" means (a) any Indebtedness evidenced by the Financing Facilities or (b) any other Indebtedness (other than the Indebtedness hereunder) of a single class with an aggregate outstanding principal amount equal to or greater than $30,000,000.

"Material Subsidiaries" means each of the Borrower’s Material Domestic Subsidiaries and Material Foreign Subsidiaries.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

"Net Income" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

"New Subsidiary" is defined in Section 7.3(F).

"Non-ERISA Commitments" means

(i) each pension, medical, dental, life, accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and

(ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Borrower or any member of the Controlled Group);

to which the Borrower or any member of the Controlled Group is a party or with respect to which the Borrower or any member of the Controlled Group is or will be required to make any payment other than any Plans.

"Non Pro Rata Loan" is defined in Section 9.2 hereof.

"Non-U.S. Lender" is defined in Section 4.5(iv) hereof.

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"Notice of Assignment" is defined in Section 13.3(B) hereof.

"Obligations" means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Administrative Agent, any Lender, the Swing Line Bank, the Arrangers, any Affiliate of the Administrative Agent or any Lender, the Issuing Banks or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (and, after the occurrence and during the continuance of a Default, all attorney’s fees and disbursements and paralegals’ fees, whether or not reasonable), and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

"Off-Balance Sheet Liabilities" of a Person means, without duplication, (a) any Receivables Facility Attributed Indebtedness and repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of the Borrower or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees), (b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability under any financing lease or so-called "synthetic" lease transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

"Originators" means the Borrower and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

"Other Taxes" is defined in Section 4.5 hereof.

"Participants" is defined in Section 13.2(A) hereof.

"Payment Date" means the last day of each March, June, September and December.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Permitted Acquisition" is defined in Section 7.3(F) hereof.

"Permitted Existing Contingent Obligations" means the Contingent Obligations of the Borrower and its Subsidiaries as of the Closing Date identified on Schedule 1.1.3 to this Agreement.

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"Permitted Existing Investments" means the Investments of the Borrower and its Subsidiaries as of the Closing Date identified on Schedule 1.1.1 to this Agreement.

"Permitted Existing Liens" means the Liens on assets of the Borrower and its Subsidiaries as of the Closing Date identified on Schedule 1.1.2 to this Agreement.

"Permitted Receivables Transfer" means (i) a sale or other transfer by an Originator to a SPV of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer by a SPV to (a) purchasers of or other investors in such Receivables and Related Security or (b) any other Person (including a SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security, in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.

"Person" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

"Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (A) such Lender’s Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of Revolving Loans, plus (B) the aggregate outstanding amount of all Swing Line Loans and Letters of Credit.

"Purchasers" is defined in Section 13.3(A) hereof.

"Receivable(s)" means and includes all of the Borrower’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

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"Receivables and Related Security" means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.

"Receivables Facility Attributed Indebtedness" means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

"Receivables Facility Financing Costs" means such portion of the cash fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of receivables pursuant to a receivables purchase facility, which are in excess of amounts paid to the Borrower and its consolidated Subsidiaries under any receivables purchase facility for the purchase of receivables pursuant to such facility and are the equivalent of the interest component of the financing if the transaction were characterized as an on-balance sheet transaction.

"Receivables Purchase Documents" means (i) the 2000 Receivables Sale Agreement and (ii) the 2000 Receivables Purchase Agreement, or any other series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer to other purchasers of or investors in such assets (in any such case, together with the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

"Receivables Purchase Facility" means the securitization facility made available to the Borrower, pursuant to which the Receivables and Related Security of the Originators are transferred to one or more SPVs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.

"Register" is defined in Section 13.3(C) hereof.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

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"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

"Reimbursement Obligation" is defined in Section 3.7 hereof.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

"Replacement Lender" is defined in Section 2.19 hereof.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.

"Required Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any Lender shall have failed to fund its Pro Rata Share of (i) any Revolving Loan requested by the Borrower, (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations or (iii) any Swing Line Loan as requested by the Administrative Agent, which such Lender is obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Required Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Swing Line Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, "Required Lenders" means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are greater than fifty percent (50%).

"Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

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"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on "Eurocurrency liabilities".

"Revolving Credit Availability" means, at any particular time, the amount by which the Aggregate Revolving Loan Commitment at such time exceeds the Revolving Credit Obligations outstanding at such time.

"Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the outstanding principal amount of the Swing Line Loans at such time, plus (iii) the outstanding L/C Obligations at such time.

"Revolving Loan" is defined in Section 2.1 hereof.

"Revolving Loan Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or in the Assignment Agreement by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

"Revolving Loan Termination Date" means June 27, 2006.

"Risk-Based Capital Guidelines" is defined in Section 4.2 hereof.

"Schick Acquisition" means the acquisition by certain Subsidiaries of the Borrower of substantially all of the stock or assets constituting a division of Pfizer Inc., a Delaware corporation, on the terms and conditions set forth in that certain Stock and Asset Purchase Agreement dated as of January 20, 2003 by and between the Borrower and Pfizer, Inc., including all schedules and exhibits thereto, as the same has been amended, supplemented or otherwise modified.

"Senior Management Team" means (a) each Authorized Officer, the chief executive officer, secretary or any other member of management of the Borrower and (b) any chief executive officer, president, vice president, chief financial officer, treasurer, secretary or any other member of management of any Subsidiary Guarantor.

"Senior Note Purchase Agreements" means, collectively, the 2000 Note Purchase Agreement and the 2003 Note Purchase Agreement.

"Senior Notes" means, collectively, the 2000 Senior Notes and the 2003 Senior Notes.

"Singapore Credit Agreement" means that certain Facility Agreement, to be dated after the Closing Date, substantially in the form delivered to the Administrative Agent prior to the execution of this Agreement, with such changes prior to the effective date thereof as are acceptable to the Administrative Agent, among Energizer Asia Investments Pte. Ltd., a company

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organized under the laws of Singapore and a wholly-owned Subsidiary of the Borrower, as the borrower thereunder, the financial institutions from time to time parties thereto, arranged by Citigroup Global Markets Singapore Merchant Bank Ltd. and Standard Chartered Bank, with Citicorp Investment Bank (Singapore) Limited, as the agent, under which the financial institutions party thereto have committed to make loans and other extensions of credit to Energizer Asia Investments Pte. Ltd. in an original aggregate principal amount of $125,000,000 in Dollars and the U.S. Dollar equivalent (determined as of the effective date thereof) of $125,000,000 in Singapore Dollars, as the same may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders.

"Singapore Credit Facility" means the credit facility evidenced by the Singapore Credit Agreement, the Singapore Guarantees and the other instruments, documents and agreements executed or delivered in connection therewith.

"Singapore Guarantees" means those certain guarantees of the Indebtedness and other obligations of the borrower under the Singapore Credit Agreement by each of the Borrower, Energizer Singapore Pte. Ltd., a company organized under the laws of Singapore, and Sonca Products Ltd., a company organized under the laws of Hong Kong, as the same may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders.

"Singapore Regional Group" means each of Energizer Asia Investments Pte. Ltd., a company organized under the laws of Singapore, Energizer Singapore Pte. Ltd., a company organized under the laws of Singapore, and Sonca Products Ltd., a company organized under the laws of Hong Kong.

"Solvent" means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii) it is then able and believes that it will be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation and guarantees), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

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"SPV" means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Borrower.

"Subsidiary Guarantors" means (i) as of the Closing Date, all of the Borrower’s Material Domestic Subsidiaries; (ii) all New Subsidiaries which are Material Domestic Subsidiaries and which have satisfied the provisions of Section 7.2(K)(a); (iii) all of the Borrower’s Subsidiaries which become Material Domestic Subsidiaries and which have satisfied the provisions of S ection 7.2(K)(b); and (iv) all other domestic Subsidiaries which become Subsidiary Guarantors in satisfaction of the provisions of Section 7.2(K)(c)(i) or any Subsidiaries which become Subsidiary Guarantors in satisfaction of the provisions of Section 7.2(K)(c)(ii), in each case with respect to clauses (i) through (iv) above, other than the SPVs and together with their respective successors and assigns.

"Subsidiary Guaranty" means that certain Guaranty dated as of the Closing Date, executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, the Swing Line Bank and the Issuing Banks, as it may be amended, modified, supplemented and/or restated (including to add new Subsidiary Guarantors), and as in effect from time to time.

"Supplement" shall have the meaning set forth in Section 7.2(K).

"Swing Line Bank" means Bank One pursuant to the terms hereof.

"Swing Line Commitment" means the commitment of the Swing Line Bank, in its discretion, to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

"Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.2 hereof.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

"Termination Date" means the earliest of (a) the Revolving Loan Termination Date and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5 hereof or the Revolving Loan Commitments pursuant to Section 9.1 hereof.

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"Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA with respect to such plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any foreign governmental authority of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

"Transferee" is defined in Section 13.5 hereof.

"Transitional Letters of Credit" is defined in Section 3.2 hereof.

"2000 Note Purchase Agreement" means that certain Note Purchase Agreement dated as of April 1, 2000 among the Borrower and the "Purchasers" referred to therein, under which the Borrower has issued senior unsecured notes in the aggregate principal amount of $175,000,000 (the "2000 Senior Notes"), which shall be pari passu  with the Obligations hereunder and the Hedging Obligations, as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders.

"2000 Receivables Purchase Agreement" means that certain Receivables Purchase Agreement, dated as of April 4, 2000, as amended, extended or replaced in a manner permitted by this Agreement, among Energizer Receivables Funding Corporation, a Delaware corporation, as the seller thereunder, Eveready Battery Company, a Delaware Corporation, as the servicer thereunder, Falcon Asset Securitization Corporation and Bank One, as the agent thereunder

"2000 Receivables Sale Agreement" means that certain Receivables Sale Agreement, dated as of April 4, 2000, as amended, extended or replaced in a manner permitted by this Agreement, between Eveready Battery Company, Inc., a Delaware corporation, and Energizer Receivables Funding Corporation, a Delaware corporation and an SPV.

"2000 Senior Notes" is defined in the definition of "2000 Note Purchase Agreement" above.

"2003 Note Purchase Agreement" means that certain Note Purchase Agreement dated as of June 1, 2003 among the Borrower and the "Purchasers" referred to therein, under which the Borrower has issued senior unsecured notes in the aggregate principal amount of $700,000,000 (the "2003 Senior Notes"), which shall be pari passu with the Obligations hereunder and the Hedging Obligations, as such Note Purchase Agreement may be amended, modified or

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supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders.

"2003 Senior Notes" is defined in the definition of "2003 Note Purchase Agreement" above.

"Type" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Rate Loan.

"Unmatured Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

"Utilization Fee" is defined in Section 2.14(c)(ii) hereof.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

1.2  References. Any references to Subsidiaries of the Borrower shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE II: THE REVOLVING LOAN FACILITY

2.1  Revolving Loans. (a) Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, as applicable, from and including the Initial Funding Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Lender’s Pro Rata Share of Revolving Credit Availability at such time (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans"); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Revolving Loans made on the Initial Funding Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period; provided, however, that if the Borrower delivers a Borrowing/Election Notice, signed by it, together with appropriate documentation in form and substance satisfactory to the Administrative Agent indemnifying the Lenders for the amounts described in Section 4.4 on or before the third (3rd) Business Day prior to the Initial Funding Date, the Revolving Loans made on the Initial Funding Date may be Eurodollar Rate Loans. Revolving Loans made after the Initial Funding Date shall be, at the option of the Borrower, selected in accordance with Section 2.9, either Floating Rate Loans or Eurodollar Rate Loans. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. Each Advance under this Section 2.1

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shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share.

(b)  Borrowing/Election Notice; Making of Revolving Loans. The Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7. Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Revolving Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Revolving Loan. Each Lender shall make available its Revolving Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s office in Chicago, Illinois on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

2.2  Swing Line Loans. (A) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 5.1 and 5.2, as applicable, from and including the Initial Funding Date and prior to the Termination Date, the Swing Line Bank may, in its discretion, on the terms and conditions set forth in this Agreement, make swing line loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a "Swing Line Loan" and collectively, the "Swing Line Loans"); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; and provided, further, that at no time shall the sum of (a) the outstanding amount of the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (b) the outstanding amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.1, exceed the Swing Line Bank’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

(B) Borrowing/Election Notice for Swing Line Loans. The Borrower shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Election Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $1,000,000 and increments of $100,000 in excess thereof. The Swing Line Loans shall at all times be Floating Rate Loans or shall bear interest at such other rate as shall be agreed to between the Borrower and the Swing Line Bank at the time of the making of such Swing Line Loans.

(C) Making of Swing Line Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.2(B) in respect of Swing Line Loans, the Swing Line Bank may, in its sole discretion make available its Swing Line Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

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(D) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $1,000,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall, in the event the Borrower shall not have otherwise repaid such Loan, on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. The making of such Revolving Loans by the Lenders shall discharge the Borrower’s obligation under the first sentence of this Section 2.2(D) and such failure to pay shall not constitute a Default by the Borrower. Promptly following receipt of notice pursuant to this Section 2.2(D) from the Administrative Agent, each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.2(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1 and 5.2, as applicable, had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.3  Rate Options for all Advances; Maximum Interest Periods. The Swing Line Loans shall be Floating Rate Loans at all times or shall bear interest at such other rate as may be agreed to between the Borrower and the Swing Line Bank at the time of the making of any such Swing Line Loan. The Revolving Loans may be Floating Rate Advances or Eurodollar Rate

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Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.10. The Borrower may select, in accordance with Section 2.9, rate options and Interest Periods applicable to the Revolving Loans; provided that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time.

2.4  Optional Payments. The Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, provided, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment and provided, further, that optional prepayments of Eurodollar Rate Advances made pursuant to Section 2.1 shall be for the entire amount of the outstanding Eurodollar Rate Advance.

2.5  Reduction of Revolving Loan Commitments. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess of that amount (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Day’s prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued Facility Fees and Utilization Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder and all accrued Facility Fees shall be payable upon any reduction of the Aggregate Revolving Loan Commitment on the amount so reduced.

2.6  Method of Borrowing. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan, in immediately available funds, to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.7  Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a "Borrowing/Election Notice") not later than 11:00 a.m. (Chicago time) (a) on or before the Borrowing Date of each Floating Rate Advance and (b) three (3) Business Days before the Borrowing Date for each Eurodollar Rate Advance specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto; provided, however, that with respect to the borrowing on the Initial Funding Date, such notice shall be delivered in accordance with the terms of Section 2.1(a) and shall be accompanied by the documentation specified in such Section, if applicable. The Borrower shall select Interest Periods so that, to the best of the Borrower’s knowledge, it will not

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be necessary to prepay all or any portion of any Eurodollar Rate Advance prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Floating Rate Advances, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Alternate Base Rate, changing when and as such Alternate Base Rate changes. Changes in the rate of interest on that portion of the Loans maintained as Floating Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance, changing when and as the Applicable Margin changes. Changes in the rate of interest on that portion of the Loans maintained as Eurodollar Rate Advances will take effect simultaneously with each change in the Applicable Margin.

2.8             Minimum Amount of Each Advance. Each Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

2.9  Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(A)  Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B)  Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are repaid or converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have repaid such Loans or given the Administrative Agent a Borrowing/Election Notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

(C)  No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default has occurred and is continuing.

(D)  Borrowing/Election Notice. The Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 11:00 a.m. (Chicago time) three (3) Business Days prior to the date of the requested conversion or

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continuation, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued, and the duration of the Interest Period applicable thereto.

2.10  Default Rate. After the occurrence and during the continuance of a Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower declare that, (a) the interest rate(s) applicable to the Obligations (other than Eurodollar Rate Advances, Letter of Credit fees under Section 3.8(i), Facility Fees and Utilization Fees) shall be equal to the Alternate Base Rate, changing as and when the Alternate Base Rate changes, or, for Eurodollar Rate Advances, the then highest Eurodollar Rate (utilizing the highest Applicable Margin in effect from time to time), in each case, plus two percent (2.00%) per annum for all Loans and other Obligations, (b) the fees payable under Section 3.8(i) with respect to Letters of Credit shall be calculated using the highest Applicable L/C Fee Percentage plus two percent (2.00%) per annum and (c) the Facility Fees and Utilization Fees shall be calculated using the highest Applicable Facility Fee Percentage or Applicable Utilization Fee Percentage, as applicable; provided, that after the occurrence and during the continuance of a Default under Sections 8.1(F), (G) or (I), the interest rate described in clause (a) above, the Letter of Credit Fee described in clause (b) above and the Facility Fee and Utilization Fee described in clause (c) above shall be applicable without any election or action on the part of the Administrative Agent or any other Lender.

2.11  Method of Payment. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Borrower to such Issuing Bank pursuant to Article III.

2.12  Evidence of Debt; Noteless Agreement.

(a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

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(b)  The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Letter of credit and the amount of the L/C Obligations outstanding at any time and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)  The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded unless the Borrower objects to information contained therein within thirty (30) days of the Borrower’s receipt of such information; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(d)  Any Lender may request that its Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent in its reasonable discretion and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

2.13  Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of the Borrower, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders with respect to such telephonic notice shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic Borrowing/Election Notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.

2.14  Promise to Pay; Interest and Facility Fees; Interest Payment Dates; Interest and Fee Basis; Loan and Control Accounts.

(A)  Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

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(B)  Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and on any date on which such Floating Rate Loan is prepaid, whether by acceleration or otherwise (including at maturity). Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(C)  Facility Fees, Utilization Fees and Administrative Agent’s Fees.

(i)  The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the Termination Date, a facility fee (the "Facility Fee") accruing at the per annum rate of the then Applicable Facility Fee Percentage, on the Aggregate Revolving Loan Commitment (whether used or unused). All such Facility Fees payable under this clause (C)(i) shall be payable quarterly in arrears on each Payment Date occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on June 30, 2003), and on the Termination Date.

(ii)  If, at the end of any fiscal quarter, the average daily amount of the Revolving Credit Obligations during such quarter exceeded fifty percent (50%) of the average daily amount of the Aggregate Revolving Loan Commitment during such quarter, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, a utilization fee (the "Utilization Fee") accruing at the per annum rate of the then Applicable Utilization Fee Percentage, on the average daily Revolving Credit Obligations for such quarter. All such Utilization Fees payable under this clause (C)(ii) shall be payable quarterly in arrears on each applicable Payment Date occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on June 30, 2003), and on the Termination Date.

(iii)  The Borrower shall pay to the Administrative Agent for the sole account of the Administrative Agent and the Arrangers (unless otherwise agreed between the Administrative Agent and the Arrangers and any Lender) the fees set forth in the Initial Fee Letters, payable at the times and in the amounts set forth therein.

(D)  Interest and Fee Basis; Applicable Margin, Applicable Facility Fee Percentage, Applicable L/C Fee Percentage and Applicable Utilization Fee Percentage.

(i)  Interest accrued on Eurodollar Rate Advances, fees payable with respect to Letters of Credit, Facility Fees and Utilization Fees shall be calculated for actual days elapsed on the basis of a year of 360 days, and interest accrued on Floating Rate Advances and Swing Line Loans where the basis for calculation is the Alternate Base Rate shall be calculated for actual

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days elapsed on the basis of a year of 365, or when appropriate 366, days. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii)  The Applicable Margin, Applicable Facility Fee Percentage, Applicable L/C Fee Percentage and the Applicable Utilization Fee Percentage shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable Leverage Ratio as described in this Section 2.14(D)(ii):

Applicable Fees

Leverage Ratio	Applicable Margin	Applicable L/C Fee Percentage	Applicable Facility Fee Percentage	Applicable Utilization Fee Percentage

Level I =1.5 to 1.0	0.600%	0.600%	0.150%	0.125%
Level II >1.5 to 1.0 and =2.0 to 1.0	0.700%	0.700%	0.175%	0.125%
Level III >2.0 to 1.0 and =2.5 to 1.0	0.800%	0.800%	0.200%	0.125%
Level IV >2.5 to 1.0 and =3.0 to 1.0	1.000%	1.000%	0.250%	0.125%
Level V >3.0 to 1.0 and =3.25 to 1.0	1.200%	1.200%	0.300%	0.125%
Level VI >3.25 to 1.0	1.400%	1.400%	0.350%	0.125%

For purposes of this Section 2.14(D)(ii), the Leverage Ratio shall be calculated as provided in Section 7.4(A). Upon receipt of the financial statements delivered pursuant to Section 7.1(A)(i) and (ii), as applicable, the Applicable Margin, Applicable Facility Fee Percentage, Applicable L/C Fee Percentage and Applicable Utilization Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the Administrative Agent’s receipt of such financial statements and the compliance certificate required to be delivered in connection

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therewith pursuant to Section 7.1(A)(iii); provided, that if the Borrower shall not have timely delivered its financial statements in accordance with Section 7.1(A)(i) or (ii), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until five (5) Business Days following the date such financial statements are actually delivered, it shall be assumed for purposes of determining the Applicable Margin, Applicable Facility Fee Percentage, Applicable L/C Fee Percentage and Applicable Utilization Fee Percentage that the Leverage Ratio was greater than 3.25 to 1.0 and Level VI pricing shall be applicable.

(iii)  Notwithstanding anything herein to the contrary, from the Closing Date to but not including the fifth Business Day following receipt of the Borrower’s financial statements delivered pursuant to Section 7.1(A)(i) for the fiscal quarter ending June 30, 2003, the Applicable Margin, Applicable Facility Fee Percentage, Applicable L/C Fee Percentage and Applicable Utilization Fee Percentage shall be set at Level III.

2.15  Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Election Notice repayment notice and issuance of Letter of Credit notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16  Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Subject to the provisions of Section 4.6, each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

2.17  Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

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2.18  Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash (to the full extent that such Obligations are payable in cash), all financing arrangements among the Borrower and the Lenders under or in connection with this Agreement, the other Loan Documents or the Hedging Agreements shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19  Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by the Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans or Reimbursement Obligations, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under Sections 4.1, 4.2 or 4.5 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 10.2, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3 which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more of such Assignment Agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 4.1, 4.2 and 4.5 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.2, 4.4, 4.5 and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date

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the Affected Lender is replaced. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

ARTICLE III: THE LETTER OF CREDIT FACILITY

3.1  Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower through such Issuing Bank’s branches as it and the Borrower may jointly agree, one or more standby Letters of Credit denominated in Dollars in accordance with this Article III, from time to time during the period, commencing on the Initial Funding Date and ending on the fifth Business Day prior to the Revolving Loan Termination Date.

3.2  Transitional Letters of Credit. Schedule 3.2 contains a schedule of certain letters of credit issued for the account of the Borrower prior to the Initial Funding Date (the "Transitional Letters of Credit"), all of which have been issued pursuant to the Existing 5-Year Credit Agreement. Subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, from and after the Initial Funding Date such letters of credit shall be deemed to be Letters of Credit issued by the Issuing Bank pursuant to this Article III for all purposes hereunder. For purposes of clarification, each term or provision applicable to the issuance of a Letter of Credit (including conditions applicable thereto) shall be deemed to include the deemed issuance of the Transitional Letters of Credit on the Initial Funding Date.

3.3  Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(i)  issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (a) the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, or (b) the aggregate outstanding amount of the L/C Obligations would exceed $10,000,000; or

(ii)  issue any Letter of Credit which has an expiration date later than the date which is the earlier of (a) one (1) year after the date of issuance thereof or (b) five (5) Business Days immediately preceding the Revolving Loan Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

3.4  Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, the obligation of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)  the Borrower shall have delivered to such Issuing Bank (with copies delivered simultaneously to the Administrative Agent) at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto, duly executed applications for such

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Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the "L/C Documents"), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(ii)  as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

3.5  Procedure for Issuance of Letters of Credit. (a) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

(b) Immediately upon such issuance, the applicable Issuing Bank shall give the Administrative Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(c) The applicable Issuing Bank shall not extend (including as a result of any evergreen provision) or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

3.6  Letter of Credit Participation. On the date of this Agreement, with respect to the Transitional Letters of Credit, and immediately upon the issuance of each additional Letter of Credit hereunder, each Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from each Issuing Bank an undivided interest and participation in and to each Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the applicable Issuing Bank thereunder (collectively, an "L/C Interest") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender’s Pro Rata Share. If the Borrower fails at any time to repay a Reimbursement Obligation pursuant to Section 3.7, promptly following receipt of notice from the Administrative Agent or the applicable Issuing Bank, each Lender shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount equal to such Lender’s Pro Rata Share of the amount of any unreimbursed payment of an L/C Draft or other draw under a Letter of Credit. The obligation of each Lender to reimburse the applicable Issuing Bank under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall

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be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.6.

3.7  Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "Reimbursement Obligation" with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, the date specified in the demand of the applicable Issuing Bank. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, such failure shall not constitute a Default if the Revolving Credit Obligations do not, and after making Revolving Loans in repayment of such Reimbursement Obligation would not, exceed the Aggregate Revolving Loan Commitments and the conditions set forth in Sections 5.2(i) and (ii) have been satisfied, and the Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

3.8  Letter of Credit Fees. The Borrower agrees to pay:

(i)  quarterly, in arrears, to the Administrative Agent for the ratable benefit of the Lenders, except as set forth in Section 9.2, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding face amount available for drawing under all standby Letters of Credit;

(ii)  quarterly, in arrears, to the applicable Issuing Bank, a letter of credit fronting fee in an amount or at a rate per annum to be negotiated by the Borrower and the applicable Issuing Bank at the time of issuance of each standby Letter of Credit on the average daily outstanding face amount available for drawing under all Letters of Credit issued by such Issuing Bank; and

(iii)  to the applicable Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment

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expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by such Issuing Bank with respect to standby Letters of Credit, payable at the time of invoice of such amounts.

3.9  Issuing Bank Reporting Requirements. Upon the request of any Lender, each Issuing Bank shall furnish to such Lender copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which such Issuing Bank is party.

3.10  Indemnification; Exoneration. In addition to amounts payable as elsewhere provided in this Article III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of such Issuing Bank, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of such Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

(B) As among the Borrower, the Lenders, the Administrative Agent and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

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(C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put such Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

(D) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

3.11  Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, upon the Administrative Agent’s demand, deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to 105% of the aggregate outstanding L/C Obligations. In addition, but without duplication of amounts deposited pursuant to the foregoing sentence, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Administrative Agent in an amount equal to 105% of the amount by which such L/C Obligations exceed such Revolving Credit Availability. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Banks as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not to be applied to reimburse the Issuing Banks for amounts actually paid or to be paid by the Issuing Banks in respect of a Letter of Credit or L/C Draft, shall be returned promptly to the Borrower (after deduction of the Administrative Agent’s reasonable out-of-pocket expenses incurred in connection with such cash collateral account) as the Letters of Credit expire.

ARTICLE IV: YIELD PROTECTION; TAXES

4.1  Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

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(i)  subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loans or L/C Interests, or

(ii)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Advances), or

(iii)  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans or L/C Interests or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans or L/C Interests, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans, L/C Interests or Revolving Loan Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans, L/C Interests or Revolving Loan Commitment, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

Notwithstanding the foregoing provisions of this Section 4.1, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 4.1 within ninety (90) days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is ninety (90) days before the date on which such Lender notifies the Borrower of such event or circumstance.

4.2  Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loans, L/C Interests or its Revolving Loan Commitment hereunder (after taking into account such Lender’s customary policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital

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regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

4.3  Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (ii) the interest rate applicable to Eurodollar Rate Advances does not accurately reflect the cost of making or maintaining Eurodollar Rate Advances, then the Administrative Agent shall suspend the availability of Eurodollar Rate Advances and require any affected Eurodollar Rate Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 4.4.

4.4  Funding Indemnification. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom (excluding loss of margin), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Rate Advance.

4.5  Taxes.

(i)  All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Issuing Bank or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Lender, such Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made. Such Lender, such Issuing Bank or the Administrative Agent, as the case may be, shall promptly reimburse the Borrower for such payments to the extent such Lender, such Issuing Bank or the Administrative Agent receives actual knowledge that it has received any tax credit or other benefit in connection with such tax payments and that such tax credit or benefit is clearly attributable to this Agreement.

(ii)  In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any promissory note issued hereunder or from the

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execution or delivery of, or otherwise with respect to, this Agreement or any promissory note issued hereunder ("Other Taxes").

(iii)  The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 4.6.

(iv)  Each Lender that is not incorporated or organized under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten (10) Business Days after the date of this Agreement, or, if later, the date on which such Non-U.S. Lender becomes a party hereto, deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Forms W-8BEN and W-8ECI, certifying in either case that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)  For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request (without cost to the Borrower) to assist such Non-U.S. Lender to recover such Taxes.

(vi)  Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any promissory note issued hereunder pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a

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copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)  If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason other than as a result of the gross negligence or willful misconduct of the Administrative Agent), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 4.5(vii) shall survive the payment of the Obligations, the termination of the Letters of Credit and termination of this Agreement.

4.6  Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under Sections 4.1, 4.2 and 4.5 or to avoid the unavailability of Eurodollar Rate Advances under Section 4.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 4.1, 4.2, 4.4 or 4.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not, and without regard to loss of margin. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 4.1, 4.2, 4.4 and 4.5 shall survive payment of the Obligations, termination of the Letters of Credit and termination of this Agreement.

ARTICLE V: CONDITIONS PRECEDENT

5.1  Initial Advances and Letters of Credit. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit (including the deemed issuance of the Transitional Letters of Credit) unless the Borrower has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders:

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(1)  Copies of the Certificate of Incorporation of the Borrower and each of the Subsidiary Guarantors (collectively, the "Loan Parties"), together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

(2)  Copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of its By-Laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents entered into by it;

(3)  An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the original or facsimile signature of the officers of the Loan Parties authorized to sign the Loan Documents and the officers of the Borrower authorized to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(4)  A certificate, in form and substance satisfactory to the Administrative Agent signed by the treasurer of the Borrower, stating that on the Initial Funding Date (both before and after giving effect to any proposed Loan to be made and/or Letter of Credit to be issued thereon), all of the representations in this Agreement are true and correct and no Default or Unmatured Default has occurred and is continuing;

(5)  The written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent and the Lenders, in substantially the form attached hereto as Exhibit E and containing assumptions and qualifications acceptable to the Administrative Agent and the Lenders; provided, that in the event that the Singapore Credit Agreement and related facility documents are not effective as of the Closing Date, such opinion shall include, without limitation, an opinion as to the absence of conflict between this Agreement and the then most recent draft of the Singapore Credit Agreement and other material facility documents to be executed in connection therewith, in form and substance satisfactory to the Administrative Agent, to be followed by delivery of a confirmation and update of such opinion, as and when required by Section 7.2(L));

(6)  Written money transfer instructions reasonably requested by the Administrative Agent, addressed to the Administrative Agent and signed by an Authorized Officer of the Borrower;

(7)  Evidence satisfactory to the Administrative Agent that the Borrower had paid to the Administrative Agent and the Arrangers the fees agreed to in the Initial Fee Letters;

(8)  Evidence satisfactory to the Administrative Agent that the Existing Credit Agreements have terminated and that all obligations, indebtedness and liabilities outstanding under the Existing Credit Agreements have been repaid in full (it being understood and agreed that the Transitional Letters of Credit shall be evidenced hereby in accordance with Section 3.2), or the Borrower has arranged for such termination and

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repayment from the proceeds of the initial Loans hereunder (in each case, as documented in a payoff letter in form and substance reasonably satisfactory to the Administrative Agent); and

(9)  Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, the Subsidiary Guaranty, opinions of counsel, an officer’s no-default certificate and each other document reflected on the List of Closing Documents attached as Exhibit F to this Agreement.

5.2  Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued, both before and after taking into account the proposed borrowing or Letter of Credit:

(i)  There exists no Default or Unmatured Default;

(ii)  The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date or issuance date, as applicable; and

(iii)  The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment.

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(i) and (ii) have been satisfied. Any Lender may require a duly completed officer’s certificate in substantially the form of Exhibit G hereto and/or a duly completed compliance certificate in substantially the form of Exhibit H hereto as a condition to making an Advance.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower, and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date and thereafter on each date as required by Sections 5.1 and 5.2:

6.1  Organization; Corporate Powers. Each of the Borrower and each of its Material Subsidiaries (i) is a corporation, limited liability company, partnership or other commercial entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

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6.2  Authority.

(A)  Each of the Borrower and each of its Subsidiaries has the requisite power and authority to execute, deliver and perform each of the Loan Documents which are to be executed by it or which have been executed by it as required by this Agreement and the other Loan Documents and (ii) to file the Loan Documents, if any, which must be filed by it or which have been filed by it as required by this Agreement, the other Loan Documents or otherwise with any Governmental Authority.

(B)  The execution, delivery, performance and filing, as the case may be, of each of the Loan Documents which must be executed or filed by the Borrower or any of its Subsidiaries or which have been executed or filed as required by this Agreement, the other Loan Documents or otherwise and to which the Borrower or any of its Subsidiaries is a party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

(C)  Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, including concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (whether enforcement is sought by proceedings in equity or at law)), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents delivered to the Administrative Agent pursuant to Section 5.1 without the prior written consent of the Required Lenders (or all of the Lenders if required by Section 9.3), and the Borrower and its Subsidiaries have performed and complied with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Borrower or its Subsidiaries on or before the Initial Funding Date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

6.3  No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws (or equivalent constituent documents) of the Borrower or any of its Subsidiaries, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any of its Subsidiaries, or require termination of any Contractual Obligation, except such interference, breach or default which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any of its Subsidiaries, other than Liens permitted or created by the Loan Documents, or (iv)

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require any approval of the Borrower’s or any of its Subsidiaries’ Board of Directors (or equivalent governing body) or shareholders, as applicable, except such as have been obtained. Except as set forth on Schedule 6.3 to this Agreement, the execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.4  Financial Statements.

The September 30, 2002 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

6.5  No Material Adverse Change. Since September 30, 2002 (determined by reference to the financial statements prepared with respect to the Borrower and its Subsidiaries), there has occurred no change in the business, properties, condition (financial or otherwise), performance, results of operations or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

6.6  Taxes.

(A)  Tax Examinations. All deficiencies which have been asserted against the Borrower or any of the Borrower’s Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to Section 7.2(D), neither the Borrower nor any of the Borrower’s Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

(B)  Payment of Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect, except for any such liability in respect

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of other members of the consolidated group of which the Borrower previously was a member as a Subsidiary of Ralston Purina Company, in respect of which and solely to the extent that (i) the Borrower is entitled to be indemnified by Ralston Purina Company or its successors pursuant to that certain Tax Sharing Agreement, dated as of April 1, 2000, between Ralston Purina Company and the Borrower (as the same has been or may hereafter be amended or otherwise modified) and (ii) the Borrower’s right to indemnification for such liability is not being contested by Ralston Purina Company (or, if previously contested, any such contest has not been resolved in favor of Ralston Purina Company).

6.7  Litigation; Loss Contingencies and Violations. Except as set forth in Schedule 6.7 (the "Disclosed Litigation"), as of the Closing Date, there is no action, suit, proceeding, arbitration or, to the knowledge of any member of the Borrower’s Senior Management Team, investigation before or by any Governmental Authority or private arbitrator pending or, to the knowledge of any member of the Borrower’s Senior Management Team, threatened against the Borrower, any of its Subsidiaries or any property of any of them. Neither (a) any of the Disclosed Litigation nor (b) from and after the Closing Date, any other action, suit, proceeding, arbitration or, to the knowledge of any member of the Borrower’s Senior Management Team, investigation before or by any Governmental Authority or private arbitrator pending or, to the knowledge of any member of the Borrower’s Senior Management Team, threatened against the Borrower, any of its Subsidiaries or any property of any of them (i) challenges the validity or the enforceability of any material provision of the Loan Documents or (ii) has had or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 7.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

6.8  Subsidiaries. Schedule 6.8 to this Agreement (i) contains, as of the Closing Date, a description of the corporate structure of the Borrower, its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest in excess of 5%; and (ii) accurately sets forth, as of the Closing Date, (A) the correct legal name, the jurisdiction of incorporation or organization and the jurisdictions in which each of the Borrower and the direct and indirect Subsidiaries of the Borrower are qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Stock of the Borrower and each of its Subsidiaries and the owners of such shares (on a fully-diluted basis), and (C) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation. After the formation or acquisition of any New Subsidiary permitted under Section 7.3(F), if requested by the Administrative Agent, the Borrower shall provide a supplement to Schedule 6.8 to this Agreement reflecting the addition of such New Subsidiary. Except as disclosed on Schedule 6.8, none of the issued and outstanding Capital Stock of the Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding

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Capital Stock of the Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and the stock of the Borrower’s Subsidiaries is not Margin Stock.

6.9  ERISA. No Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums. As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not by a material amount less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein). Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (ii) incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment of a material amount required under Section 412 of the Code on or before the due date for such installment or other payment. Each Plan, Foreign Employee Benefit Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and, in accordance with all applicable laws and regulations, including but not limited to ERISA and the Code. There have been no and there is no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject the Borrower or any of is Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Subsidiaries to material liability. Neither the Borrower nor any member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. The present value of the aggregate liabilities to provide all of the accrued benefits under any Foreign Pension Plan do not exceed the current fair market value of the assets held in trust or other funding vehicle for such plan by a material amount. With respect to any Foreign Employee Benefit Plan other than a Foreign Pension Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such plan is maintained. For purposes of this Section 6.9, "material" means any amount, noncompliance or other basis for liability which could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.9, in excess of $30,000,000.

6.10  Accuracy of Information. The information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

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6.11  Securities Activities. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

6.12  Material Agreements. Neither the Borrower nor any Subsidiary is a party to any Contractual Obligation or subject to any charter or other corporate or similar restriction which individually or in the aggregate will have or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

6.13  Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.14  Assets and Properties. The Borrower and each of its Subsidiaries has legal title to all of its material assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that has or could reasonably be expected to have a Material Adverse Effect.

6.15  Statutory Indebtedness Restrictions. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

6.16  Insurance. The insurance policies and programs in effect with respect to the respective properties, assets, liabilities and business of the Borrower and its Subsidiaries reflect coverage that is reasonably consistent with prudent industry practice.

6.17  Labor Matters. No attempt to organize the employees of the Borrower or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower’s knowledge, threatened, planned or contemplated, which has or could reasonably be expected to have a Material Adverse Effect.

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6.18  Environmental Matters. (A) Except as disclosed on Schedule 6.18 to this Agreement:

(i)  the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

(ii)  the Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

(iii)  neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower’s or any of its Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(iv)  there is not now, nor to the Borrower’s or any of its Subsidiaries’ knowledge has there ever been, on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material that would result in material remediation costs or material penalties to the Borrower or any of its Subsidiaries; and

(v)  neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(B) For purposes of this Section 6.18 "material" means any noncompliance or other basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.18, in excess of $30,000,000.

6.19  Solvency. After giving effect to (i) the Loans to be made (or, if applicable, Letters of Credit to be issued) on the Initial Funding Date or such other date as Loans requested hereunder are made (or Letters of Credit are issued), (ii) the other transactions contemplated by this Agreement and the other Loan Documents, (iii) the issuance of the 2003 Senior Notes and the consummation of the transactions contemplated by the Singapore Credit Facility (including the Singapore Guarantees) and (iv) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower is, and the Borrower and its Subsidiaries taken as a whole are, Solvent.

6.20  Benefits. Each of the Borrower and its Subsidiaries will benefit from the financing arrangement established by this Agreement. The Administrative Agent and the

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Lenders have stated and the Borrower acknowledges that, but for the agreement by each of the Subsidiary Guarantors to execute and deliver the Subsidiary Guaranty, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

ARTICLE VII: COVENANTS

The Borrower covenants and agrees that so long as any Revolving Loan Commitments are outstanding and thereafter until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, unless the Required Lenders shall otherwise give prior written consent:

7.1  Reporting. The Borrower shall:

(A)  Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders, which the Administrative Agent shall promptly deliver to the Lenders):

(i)  Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each of the Borrower’s first three fiscal quarters, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments and the absence of footnotes.

(ii)  Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 7.4, and (b) an audit report on the consolidated financial statements (but not the consolidating financial statements or schedules) listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

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(iii)  Officer’s Compliance Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this Section 7.1(A), an Officer’s Certificate from the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that (x) the representations and warranties of the Borrower contained in Article VI hereof shall have been true and correct in all material respects as of the date of such Officer’s Certificate and (y) as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Borrower’s chief financial officer or treasurer setting forth calculations for the period which demonstrate compliance, when applicable, with the provisions of Sections 7.3(A) through (Q) and Section 7.4, and which calculate the Leverage Ratio for purposes of determining the then Applicable Margin, Applicable Facility Fee Percentage, Applicable Utilization Fee Percentage and Applicable L/C Fee Percentage.

(B)  Notice of Default and Adverse Developments. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Borrower obtaining actual knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, (ii) that any Person having the authority to give such a notice has given any written notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), or (iii) that any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect has occurred specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

(C)  ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(i)  within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $25,000,000, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii)  within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days after such communication is received; and

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(iii)  within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter.

For purposes of this Section 7.1(C), the Borrower and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group is the plan sponsor.

(D)  Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Borrower to the holders of funded Material Indebtedness, including, without limitation holders of Indebtedness under any Financing Facility, pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice received by the Borrower from the holders of funded Material Indebtedness who are authorized and/or have standing to deliver such notice pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice is received by Borrower.

(E)  Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of all financial statements, reports and notices, if any, sent by the Borrower to its securities holders or filed with the Commission by the Borrower, other than Reports on Form 8-K which contain only information furnished pursuant to Item 12 thereof.

(F)  Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by the Borrower, deliver or cause to be delivered to the Administrative Agent a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Subsidiaries to liability individually or in the aggregate in excess of $25,000,000.

(G)  Amendments to Financing Facilities. Promptly after the execution thereof, deliver or cause to be delivered to the Administrative Agent copies of all material amendments to any of the documents evidencing Indebtedness extended to the Borrower or any of its Subsidiaries under any of the Financing Facilities.

(H)  Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or their respective businesses and assets, including, without limitation, schedules identifying and describing any

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Asset Sale (and the use of the net cash proceeds thereof), as from time to time may be reasonably requested by the Administrative Agent.

7.2  Affirmative Covenants.

(A)  Corporate Existence, Etc. Except as permitted pursuant to Section 7.3(H), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

(B)  Corporate Powers; Conduct of Business. The Borrower shall, and shall cause each of its Material Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or would reasonably be expected to have a Material Adverse Effect. the Borrower will, and will cause each Material Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted unless the failure of the Borrower or its Material Subsidiaries to carry on and conduct its business as so described would not reasonably be expected to have a Material Adverse Effect.

(C)  Compliance with Laws, Etc. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless, in either case, failure to comply or obtain such permits would not reasonably be expected to have a Material Adverse Effect.

(D)  Payment of Taxes and Claims; Tax Consolidation. The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Borrower’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

(E)  Insurance. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, insurance policies and programs, with such deductibles or self-insurance amounts as reflect coverage that is reasonably consistent with prudent industry practice as determined by the Borrower.

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(F)  Inspection of Property; Books and Records; Discussions. The Borrower shall permit and cause each of the Borrower’s Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine their respective financial and accounting records and other material data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested (provided that an officer of the Borrower or any of its Subsidiaries may, if it so desires, be present at and participate in any such discussion). The Borrower shall keep and maintain, and cause each of the Borrower’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives.

(G)  ERISA Compliance. The Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments, except for any noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(H)  Maintenance of Property. The Borrower shall cause all property necessary for the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary for the conduct of its business; provided, however, that nothing in this Section 7.2(H) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Administrative Agent or the Lenders.

(I)  Environmental Compliance. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries, individually or in the aggregate, to liability in excess of $30,000,000.

(J)  Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for the general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to finance Permitted Acquisitions and to refinance indebtedness outstanding under the Existing Credit Agreements.

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(K)  Addition of Subsidiary Guarantors.

(a)  New Subsidiaries. The Borrower shall cause each New Subsidiary that is, at any time, a Material Domestic Subsidiary (other than a SPV) to deliver to the Administrative Agent an executed Supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form of Exhibit I attached hereto (a "Supplement") and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent, such Supplement and other documentation to be delivered to the Administrative Agent as promptly as possible upon the creation, acquisition of or capitalization thereof or if otherwise necessary to remain in compliance with Section 7.3(Q), but in any event within thirty (30) days of such creation, acquisition or capitalization.

(b)  Additional Material Domestic Subsidiaries. If any consolidated Subsidiary of the Borrower (other than a New Subsidiary to the extent addressed in Section 7.2(K)(a) or a SPV) becomes a Material Domestic Subsidiary, the Borrower shall cause any such Material Domestic Subsidiary to deliver to the Administrative Agent an executed Supplement to become a Subsidiary Guarantor and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent in connection therewith, such Supplement and other documentation to be delivered to the Administrative Agent as promptly as possible but in any event within thirty (30) days following the date on which such consolidated Subsidiary became a Material Domestic Subsidiary.

(c)  Additional Subsidiary Guarantors.

(i)  If at any time a member of the Senior Management Team of the Borrower has actual knowledge that the aggregate assets of all of the Borrower’s domestic consolidated Subsidiaries (other than SPVs) which are not Subsidiary Guarantors exceed ten percent (10%) of Consolidated Domestic Assets of the Borrower and its consolidated Subsidiaries (other than the SPVs), as calculated by the Borrower, the Borrower shall cause such domestic consolidated Subsidiaries as are necessary to reduce such aggregate assets to or below ten percent (10%) of such Consolidated Domestic Assets to deliver to the Administrative Agent executed Supplements to become Subsidiary Guarantors and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent in connection therewith, such Supplements and other documentation to be delivered to the Administrative Agent as promptly as possible but in any event within thirty (30) days following the initial date on which a member of the Senior Management Team of the Borrower obtained actual knowledge that such aggregate assets exceed ten percent (10%) of such Consolidated Domestic Assets.

(ii)  If at any time any Subsidiary of the Borrower which is not a Subsidiary Guarantor guaranties any Indebtedness of the Borrower for which the Borrower is a primary obligor (other than solely as a guarantor of obligations of its Affiliates or other third parties), other than the Indebtedness hereunder, the Borrower shall cause such Subsidiary to deliver to the Administrative Agent an executed Supplement to become a Subsidiary Guarantor and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent in connection therewith, such Supplement and other documentation to be delivered to the Administrative Agent as promptly as possible but

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in any event within thirty (30) days following the delivery of the guaranty of such other Indebtedness.

(L)  Singapore Facility No-Conflicts Opinion. In the event that the Singapore Credit Agreement and related facility documents are not effective as of the Closing Date, the Borrower shall deliver, within five (5) days following the effective date thereof, a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent and the Lenders, which shall include a confirmation of the opinion as to the absence of a conflict between this Agreement and the Singapore Credit Agreement and related material facility documents to be delivered pursuant to Section 5.1(5) hereof (taking into account any changes from the draft versions thereof available as of the Closing Date to the final executed versions), in form and substance satisfactory to the Administrative Agent.

7.3  Negative Covenants.

(A)  Subsidiary Indebtedness. The Borrower shall not permit any of its Subsidiaries directly or indirectly to create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i)  Indebtedness of the Subsidiaries under the Subsidiary Guaranty;

(ii)  Indebtedness in respect of guaranties executed by any Subsidiary Guarantor with respect to any Indebtedness of the Borrower, provided such Indebtedness is not incurred by the Borrower in violation of this Agreement;

(iii)  Indebtedness in respect of obligations secured by Customary Permitted Liens;

(iv)  Indebtedness constituting Contingent Obligations permitted by Section 7.3(E);

(v)  Indebtedness arising from loans (a) from any Subsidiary to any wholly-owned Subsidiary or (b) from the Borrower to any wholly-owned Subsidiary; provided, that if any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinate to the payment in full in cash of the Obligations on terms satisfactory to the Administrative Agent;

(vi)  Indebtedness in respect of Hedging Obligations permitted under Section 7.3(O);

(vii)  Indebtedness with respect to surety, appeal and performance bonds obtained by any of the Borrower’s Subsidiaries in the ordinary course of business;

(viii)  Indebtedness incurred in connection with the Receivables Purchase Documents, provided, that Receivables Facility Attributed Indebtedness incurred in connection therewith does not exceed $250,000,000 in the aggregate at any time; and

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(ix)  Other Indebtedness in addition to that referred to elsewhere in this Section 7.3(A) incurred by the Borrower’s Subsidiaries; provided that no Default or Unmatured Default shall have occurred and be continuing at the date of such incurrence or would result therefrom; and provided further that the aggregate outstanding amount of all Indebtedness incurred by the Borrower’s Subsidiaries (other than Indebtedness incurred pursuant to clauses (i), (ii), (v), (vi) and (viii) of this Section 7.3(A)) shall not at any time exceed 20% of the Borrower’s Consolidated Total Capitalization.

(B)  Sales of Assets. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

(i)  sales of Inventory in the ordinary course of business;

(ii)  the disposition in the ordinary course of business of Equipment that is obsolete, excess or no longer used or useful in the Borrower’s or its Subsidiaries’ businesses;

(iii)  any transfer of an interest in Receivables, Receivables Related Security, accounts or notes receivable on a limited recourse basis under the Receivables Purchase Documents, provided that such transfer qualifies as a legal sale and as a sale under Agreement Accounting Principles and that the amount of Receivables Facility Attributed Indebtedness does not exceed $250,000,000 at any one time outstanding; and

(iv)  sales, assignments, transfers, leases, conveyances or other dispositions of other assets (other than pursuant to clauses (i), (ii) and (iii) above) if such transaction (a) is for not less than fair market value, and (b) when combined with all such other transactions (each such transaction being valued at book value) occurring during the fiscal year in which such proposed transaction occurred represents the disposition of not greater than fifteen percent (15%) of the Borrower’s Consolidated Assets (such Consolidated Assets being calculated for the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into).

(C)  Liens. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i)  Liens, if any, created by the Loan Documents or otherwise securing the Obligations;

(ii)  Customary Permitted Liens;

(iii)  Liens arising under the Receivables Purchase Documents; and

(iv)  other Liens, including Permitted Existing Liens, (a) securing Indebtedness of the Borrower and/or (b) securing Indebtedness of the Borrower’s Subsidiaries as permitted pursuant to Section 7.3(A), all of which, when taken together, secure

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Indebtedness in an aggregate outstanding principal amount not to exceed five percent (5%) of Consolidated Assets at any time.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations; provided, that any agreement, note, indenture or other instrument in connection with purchase money indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations on the items of property obtained with the proceeds of such purchase money indebtedness; provided, further, that (a) the Senior Note Purchase Agreements in connection with the Senior Notes may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations; (b) the Receivables Purchase Documents may prohibit the creation of a Lien with respect to all of the assets of the SPV and with respect to the Receivables and Related Security of any of the Originators in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations; and (c) the Singapore Credit Agreement may prohibit the creation of a Lien by the Borrower on the Capital Stock or assets of members of the Singapore Regional Group to secure the Obligations.

(D)  Investments. Except to the extent permitted pursuant to paragraph (G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(i)  Investments in cash and Cash Equivalents;

(ii)  Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

(iii)  Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv)  Investments consisting of deposit accounts maintained by the Borrower and its Subsidiaries;

(v)  Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.3(B);

(vi)  Investments in any consolidated Subsidiaries (other than joint ventures);

(vii)  Investments in joint ventures and nonconsolidated Subsidiaries in an aggregate amount not to exceed $50,000,000;

(viii)  Investments constituting Permitted Acquisitions;

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(ix)  Investments constituting Indebtedness permitted by Section 7.3(A) or Contingent Obligations permitted by Section 7.3(E);

(x)  Investments in the SPVs (a) required in connection with the Receivables Purchase Documents and (b) resulting from the transfers permitted by Section 7.3(B)(iii); and

(xi)  Investments in addition to those referred to elsewhere in this Section 7.3(D) in an aggregate amount not to exceed $50,000,000.

(E)  Contingent Obligations. None of the Borrower’s Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business; (v) Contingent Obligations of the Subsidiary Guarantors under the Subsidiary Guaranty; (vi) Contingent Obligations of Subsidiaries which are guarantors under a guaranty of the Indebtedness evidenced by the Senior Notes and the Senior Note Purchase Agreements; (vii) Contingent Obligations of the Borrower or any of its Subsidiaries arising under the Receivables Purchase Documents; (viii) Contingent Obligations of the Borrower, Energizer Singapore Pte. Ltd., a company organized under the laws of Singapore, and Sonca Products Ltd., a company organized under the laws of Hong Kong, under the Singapore Guarantees; (ix) Contingent Obligations of non-domestic Subsidiaries represented by guarantees of obligations of other non-domestic Subsidiaries; and (x) Contingent Obligations incurred in the ordinary course of business by any of the Borrower’s Subsidiaries in respect of obligations of any Subsidiary.

(F)  Conduct of Business; New Subsidiaries; Acquisitions. Except as expressly provided in clause (c) in the definition of "Permitted Acquisition" below, neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries on the date of such transaction and any business or activities which are substantially similar, related or incidental thereto. The Borrower may create, acquire in a Permitted Acquisition or capitalize any Subsidiary (a "New Subsidiary") after the date hereof if (i) no Default or Unmatured Default shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct; and (iii) after such creation, acquisition or capitalization the Borrower shall be in compliance with the terms of Sections 7.2(K) and 7.3(Q).

Without in any way limiting the foregoing, neither the Borrower nor any of its Subsidiaries shall make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a "Permitted Acquisition"):

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(a)  no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith, and all of the representations and warranties contained herein shall be true and correct on and as of the date such Acquisition with the same effect as though made on and as of such date;

(b)  the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the Seller prior to the commencement thereof;

(c)  the businesses being acquired shall be consumer product companies or other businesses that are substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries as of the Closing Date, as well as suppliers to or distributors of products similar to those of the Borrower and its Subsidiaries; provided, however, that the Borrower and its Subsidiaries shall be permitted to acquire businesses that do not satisfy the foregoing criteria in this clause (c) so long as the aggregate purchase price for all such acquisitions does not exceed five percent (5%) of the Borrower’s consolidated tangible net assets (on a pro forma  basis) as of the date of the consummation of such Acquisition; and

(d)  prior to each such Acquisition, the Borrower shall determine that after giving effect to such Acquisition and the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries, to the extent permitted by Section 7.3(A), in connection therewith, on a pro forma  basis using historical audited and reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower’s reasonable judgment, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower’s most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default.

(G)  Transactions with Shareholders and Affiliates. Except for (a) the transactions set forth on Schedule 7.3(G), (b) Permitted Receivables Transfers and (c) Investments permitted by Section 7.3(D), neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the Equity Interests of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate.

(H)  Restriction on Fundamental Changes. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s or any such Subsidiary’s business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B) or 7.3(F) (including the liquidation, winding up or dissolution of a Subsidiary in connection with a transaction permitted under Section 7.3(B)) and (ii) a Subsidiary of the Borrower may be merged into, liquidated into or consolidated with the Borrower (in which case the Borrower shall be the surviving corporation) or any wholly-owned

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Subsidiary of the Borrower, provided if a Subsidiary Guarantor is merged into, liquidated into or consolidated with another Subsidiary of the Borrower, the surviving Subsidiary shall also be or shall become a Subsidiary Guarantor to the extent required under Section 7.2(K) or 7.3(Q) hereunder.

(I)  Sales and Leasebacks. Neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 7.3(B) and the lease involved is not prohibited under Section 7.3(A).

(J)  Margin Regulations; Use of Proceeds. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement (i) to purchase or carry Margin Stock or (ii) for any purpose other than those set forth in Section 7.2(J).

(K)  ERISA. The Borrower shall not:

(i)  permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(ii)  terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in liability of the Borrower or any Controlled Group member under Title IV of ERISA;

(iii)  fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

(iv)  permit any unfunded liabilities with respect to any Foreign Pension Plan;

except where such transactions, events, circumstances, or failures are not, individually or in the aggregate, reasonably expected to result in liability individually or in the aggregate in excess of $25,000,000 or have a Material Adverse Effect.

(L)  Corporate Documents. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner adverse to the interests of the Lenders, without the prior written consent of the Required Lenders.

(M)  Fiscal Year. Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a twelve-month period ending September 30 of each year.

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(N)  Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, redeem or repurchase its stock, make any other similar payment or distribution, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, to sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary or merge, consolidate with or liquidate into the Borrower or any other Subsidiary other than pursuant to (i) this Agreement, (ii) the Receivables Purchase Documents and (iii) the Singapore Credit Agreement; provided, that the Singapore Credit Agreement shall not in any way prohibit any member of the Singapore Regional Group from paying dividends or making any other distribution on its stock, redeeming or repurchasing its stock, making any other similar payment or distribution, or paying any Indebtedness or other Obligation owed to the Borrower or any Subsidiary Guarantor.

(O)  Hedging Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any Hedging Arrangements other than Hedging Arrangements entered into by the Borrower or its Subsidiaries pursuant to which the Borrower or such Subsidiary has hedged its or its Subsidiaries’ reasonably estimated interest rate, foreign currency or commodity exposure and which are of a non-speculative nature.

(P)  Issuance of Disqualified Stock. From and after the Closing Date, neither the Borrower, nor any of its Subsidiaries shall issue any Disqualified Stock. All issued and outstanding Disqualified Stock shall be treated as Indebtedness for borrowed money for all purposes of this Agreement, and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

(Q)  Non-Guarantor Subsidiaries. The Borrower will not at any time permit the aggregate assets of all of the Borrower’s domestic consolidated Subsidiaries (other than the SPVs) which are not Subsidiary Guarantors to exceed ten percent (10%) of Consolidated Domestic Assets of the Borrower and its consolidated Subsidiaries (other than the SPVs). The Borrower shall not permit any of its Subsidiaries (including non-domestic Subsidiaries) to guaranty any Indebtedness of the Borrower other than the Indebtedness hereunder unless each such Subsidiary is a Subsidiary Guarantor under the Subsidiary Guaranty.

7.4  Financial Covenants. The Borrower shall comply with the following:

(A)  Maximum Leverage Ratio. The Borrower shall not permit the ratio (the "Leverage Ratio") of (i) the sum of (a) all Indebtedness of the Borrower and its Subsidiaries to (ii) EBITDA at any time to be greater than 3.50 to 1.00. The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma  basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the EBITDA component thereof broken down by fiscal quarter in the Borrower’s reasonable judgment).

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(B)  Minimum Interest Expense Coverage Ratio. The Borrower shall maintain a ratio (the "Interest Expense Coverage Ratio") for any applicable period of (a) EBIT for such period to (b) Interest Expense for such period of greater than 3.00 to 1.00 for each fiscal quarter. The Interest Expense Coverage Ratio shall be calculated as of the last day of each fiscal quarter for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma  basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the EBITDA component thereof broken down by fiscal quarter in the Borrower’s reasonable judgment).

ARTICLE VIII: DEFAULTS

8.1  Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(A)  Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within five (5) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B)  Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower or there shall otherwise be a breach of any covenant under:

(i)  Sections 7.1 or 7.2 (other than Section 7.2(K) and (L)) and such failure or breach shall continue unremedied for thirty (30) days after the earlier to occur of (a) the date on which written notice from the Administrative Agent or any Lender is received by the Borrower of such breach and (b) the date on which a member of the Senior Management Team of the Borrower or any Subsidiary Guarantor had knowledge of the existence of such breach or should have known of the existence of such breach; or

(ii)  Sections 7.2(K) and (L), 7.3 or 7.4.

(C)  Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower to the Administrative Agent or any Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D)  Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) of this Section 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the earlier to occur of (a) the date on which written notice from the Administrative Agent or any Lender is received by the Borrower of such breach and (b) the date on which a member of the Senior Management Team of the Borrower or any Subsidiary Guarantor had knowledge of the existence of such breach or should have known of the existence of such breach.

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(E)  Default as to Other Indebtedness. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), beyond any period of grace provided, with respect to any Indebtedness (other than Indebtedness hereunder) which individually or together with other such Indebtedness as to which any such failure exists (other than hereunder) constitutes Material Indebtedness; or any breach, default or event of default (including any "Amortization Event" or event of like import in connection with the Receivables Purchase Facility) shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Material Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower or any of its Subsidiaries offer to purchase such Material Indebtedness or other required repurchase of such Material Indebtedness, or permit the holder(s) of such Material Indebtedness to accelerate the maturity of any such Material Indebtedness or require a redemption or other repurchase of such Material Indebtedness; or any such Material Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(F)  Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)  An involuntary case shall be commenced against the Borrower or any of the Borrower’s Material Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower’s Material Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii)  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower’s Material Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower’s Material Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower’s Material Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower’s Material Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower’s Material Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G)  Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of the Borrower’s Material Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a

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receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, (v) take any corporate action to authorize any of the foregoing or (vi) is generally not paying, or admits in writing its inability to pay, its debts as they become due.

(H)  Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $30,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

(I)  Dissolution. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J)  Loan Documents. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Administrative Agent, or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Borrower or any of the Borrower’s Subsidiaries party thereto seeks to repudiate its obligations under any Loan Document.

(K)  Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject either the Borrower or any of its Subsidiaries to liability individually or in the aggregate in excess of $30,000,000.

(L)  Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Required Lenders believe the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any of its Subsidiaries to liability individually or in the aggregate in excess of $30,000,000.

(M)  Change of Control. A Change of Control shall occur.

(N)  Hedging Agreements. Nonpayment by the Borrower of any material obligation under any Hedging Agreement or the breach by the Borrower of any material term, provision or condition contained in any such Hedging Agreement.

(O)  Environmental Matters. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject either the Borrower or its Subsidiaries to liability individually or in the aggregate in excess of $30,000,000.

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(P)  Subsidiary Guarantor Revocation. Any Subsidiary Guarantor shall terminate or revoke any of its obligations under the Subsidiary Guaranty or breach any of the material terms of such Subsidiary Guaranty.

(Q)  Receivables Purchase Document Events. A "Termination Event" (as defined in the 2000 Receivables Sale Agreement), an "Amortization Event" (as defined in the 2000 Receivables Purchase Agreement) or any other breach or event of like import under any replacement Receivables Purchase Documents permitted hereby (any such event, a "Receivables Facility Trigger Event") shall (i) occur with respect to the conduct or performance of (a) any Originator, (b) any servicer of the Receivables (so long as such servicer is the Borrower or a Subsidiary thereof) under the Receivables Purchase Documents, (c) any guarantor of the obligations of any Originator or servicer under the Receivables Purchase Documents or (d) any of their respective Subsidiaries other than an SPV and (ii) result in the termination of reinvestments of collections or proceeds of Receivables and Related Security under any agreements evidencing Receivables Facility Attributed Indebtedness (it being understood and agreed that the occurrence of a Receivables Facility Trigger Event resulting solely from (x) the conduct or performance of an SPV and/or (y) the performance or quality of the Receivables securing the obligations under the Receivables Purchase Documents, taken together with the circumstances described in the foregoing clause (ii), shall not give rise to a Default under this Section 8.1(Q)).

A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

9.1  Termination of Revolving Loan Commitments; Acceleration. If any Default described in Section 8.1(F), (G) or (I) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives. Without in any way limiting the foregoing, after the occurrence and during the continuance of a Default, the Administrative Agent shall be entitled to exercise its right to require cash collateral in support of 105% of the then aggregate outstanding L/C Obligations in accordance with Section 3.11.

9.2  Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by the Borrower (or an Advance to repay Swing Line Loans to the Swing Line Bank or Reimbursement Obligations to the Issuing Banks), which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender’s cure of such failure and the termination of the Revolving Loan Commitments, the

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proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

(i)  the foregoing provisions of this Section 9.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.9;

(ii)  any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share, of any Advance at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(iii)  amounts advanced to the Borrower to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Advance ("Cure Loans") shall bear interest at the rate applicable to Floating Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

(iv)  regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied first, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, second, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Floating Rate Loans constituting Cure Loans;

(v)  for so long as and until the earlier of any such Lender’s cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Share of such Advance have not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; and

(vi)  for so long as and until any such Lender’s failure to fund its Pro Rata Share of any Advance is cured in accordance with Section 9.2(ii), (A) such Lender shall not be entitled to any Facility Fees or Utilization Fees with respect to its Revolving Loan Commitment and (B) such Lender shall not be entitled to any letter of credit fees, which Facility Fees, Utilization Fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of

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(I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.6 with respect to undrawn and outstanding Letters of Credit.

9.3  Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a defaulting Lender under the provisions of Section 9.2) affected thereby:

(i)  Postpone or extend the Revolving Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (other than any modifications of the provisions relating to amounts, timing or application of prepayments of the Loans and other Obligations, which modifications shall require the approval only of the Required Lenders).

(ii)  Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon (other than (a) a waiver of the application of the default rate of interest pursuant to Section 2.10 hereof and (b) as a result of a change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof).

(iii)  Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of "Required Lenders" or "Pro Rata Share".

(iv)  Increase the amount of the Revolving Loan Commitment of such Lender hereunder or increase such Lender’s Pro Rata Share.

(v)  Permit the Borrower to assign its rights under this Agreement.

(vi)  Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under the Subsidiary Guaranty.

(vii)   Waive or amend any of the conditions set forth in Section 5.1.

(viii)  Amend this Section 9.3.

No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank and (c) any Issuing Bank shall be effective without the written consent of such Issuing Bank. The Administrative Agent may

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waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders.

9.4  Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated.

ARTICLE X: GENERAL PROVISIONS

10.1  Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated.

10.2  Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3  Performance of Obligations. The Borrower agrees that after the occurrence and during the continuance of a Default, the Administrative Agent may, but shall have no obligation to, make any payment or perform any act required of the Borrower under any Loan Document to the extent the Administrative Agent determines that such action shall be necessary or advisable in order to protect or preserve the rights of the Lenders and Issuing Banks hereunder. The Administrative Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 10.3 within one (1) Business Day after

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the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 10.3 shall constitute Obligations subject to the terms of this Agreement until paid in full by the Borrower.

10.4  Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5  Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the Fee Letters or any other prior agreements or understandings which are expressly stated to survive the execution and delivery of this Agreement.

10.6  Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7  Expenses; Indemnification.

(A)  Expenses. The Borrower shall reimburse the Administrative Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent and the Arrangers, which attorneys and paralegals may be employees of the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment modification and, after the occurrence and during the continuance of a Default or an Unmatured Default, administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Arrangers and the Lenders for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent ad the Arrangers and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent or the Arrangers or the Lenders) paid or incurred by the Administrative Agent or the Arrangers or any Lender in connection with the collection of the Obligations and enforcement of the Loan

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Documents; provided, that after the occurrence and during the continuance of a Default, the Borrower agrees to reimburse the Administrative Agent, the Arrangers and the Lenders for all such costs and out-of-pocket expenses, whether or not reasonable.

(B)  Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, each Arranger, the Syndication Agent and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Syndication Agent’s, Arranger’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i)  this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii)  any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters");

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

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Each Indemnitee, with respect to any action against it in respect of which indemnity may be sought under this Section, shall give written notice of the commencement of such action to the Borrower within a reasonable time after such Indemnitee is made a party to such action. Upon receipt of any such notice by the Borrower, unless such Indemnitee shall be advised by its counsel that there are or may be legal defenses available to such Indemnitee that are different from, in addition to, or in conflict with, the defenses available to the Borrower or any of its Subsidiaries, the Borrower may participate with the Indemnitee in the defense of such Indemnified Matter, including the employment of counsel consented to by such Indemnitee (which consent shall not be unreasonably withheld); provided, however, nothing provided herein shall entitle (a) the Borrower or any of its Subsidiaries to assume the defense of such Indemnified Matter or (b) any Indemnitee to effect any settlement in respect of any indemnified matter without the Borrower’s consent, such consent not to be unreasonably withheld or delayed.

(C)  Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement of any claim asserted against or likely to be asserted against an Indemnitee shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Loan Documents (whether or not the Administrative Agent or any Lender or any other Indemnitee is a party thereto) unless such settlement releases such Indemnitee from any and all liability with respect thereto.

(D)  Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.7 shall survive the termination of this Agreement.

10.8  Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9  Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein ("Accounting Changes"), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered

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into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

10.10  Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11   Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.12  GOVERNING LAW. THE ADMINISTRATIVE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

10.13  CONSENT TO JURISDICTION; JURY TRIAL.

(A)  EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B)   OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER

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OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON BUT SHALL ONLY BE PERMITTED TO BRING ANY SUCH PERMISSIVE COUNTERCLAIM IN A PROCEEDING BROUGHT PURSUANT TO CLAUSE (A). THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

(C)   VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(D)  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(E)  ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

10.14  Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any of its Subsidiaries that is a Subsidiary Guarantor with respect to any "Intercompany Indebtedness" (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations and Hedging Obligations under Hedging Agreements; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the

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Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such Subsidiary Guarantor to the extent permitted by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any Subsidiary Guarantor, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Subsidiary Guarantor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. The Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Obligations under Hedging Agreements shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Holders of Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any Subsidiary Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Subsidiary Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Subsidiary Guarantor is dissolved or if substantially all of the assets of any such Subsidiary Guarantor are sold, then, and in any such event (such events being herein referred to as an "Insolvency Event"), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Subsidiary Guarantor to the Borrower ("Intercompany Indebtedness") shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations and Hedging Obligations under the Hedging Agreements, due or to become due, until such Obligations and Hedging Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and Hedging Obligations under Hedging Agreements and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Holders of Obligations (and their affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations and such Hedging Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the Holders of Obligations. If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) and such Hedging Obligations have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Holders of Obligations (and their affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any Subsidiary Guarantor.

ARTICLE XI: THE ADMINISTRATIVE AGENT

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11.1  Appointment; Nature of Relationship. Bank One, NA, having its principal office in Chicago, Illinois is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Holder of Obligations by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Holders of Obligations, (ii) is a "representative" of the Holders of Obligations within the meaning of "secured party" as defined in 9-102 of Revised Article 9 of the Uniform Commercial Code of the State of Illinois and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates as Holders of Obligations, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations waives.

11.2  Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

11.3  General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

11.4  No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of the Liens on

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collateral, if any, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

11.5  Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6  Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7  Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8  The Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.

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11.9  Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" or "Issuing Bank" or "Issuing Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

11.10  Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.11  Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld or delayed. Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

11.12  No Duties Imposed Upon Syndication Agent, Documentation Agent or Arrangers. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a "Syndication Agent, " "Documentation Agent" or "Arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such.

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Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a "Syndication Agent," "Documentation Agent" or "Arranger" shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XII: SETOFF; RATABLE PAYMENTS

12.1  Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2  Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

12.3  Application of Payments. Subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations received after the occurrence and during the continuance of a Default or Unmatured Default in the following order:

(A)  first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(B)  second, to pay interest on and then principal of any advance made under Section 10.3 for which the Administrative Agent has not then been paid by the Borrower or reimbursed by the Lenders;

(C)  third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(D)  fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

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(E)  fifth, to pay interest due in respect of Swing Line Loans;

(F)  sixth, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations;

(G)  seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

(H)  eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations and Hedging Obligations under Hedging Agreements in such order as the Administrative Agent may determine in its sole discretion;

(I)  ninth, to provide required cash collateral, if required pursuant to Section 3.11; and

(J)  tenth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied to the outstanding Revolving Loans first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves. The order of priority set forth in clauses (D) through (J) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (A) through (C) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent.

12.4  Relations Among Lenders.

(A)  Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B)  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders, at the direction of the Required Lenders, to enforce on the payment

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of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.5  Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any "plan" as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1  Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3(C). The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Loan or which holds any note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any note to direct payments relating to such Loan or note to another Person. Any assignee of the rights to any Loan or any note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2  Participations.

(A)  Permitted Participants; Effect. Subject to the terms set forth in this Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or

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non-pro rata basis. Notice of such participation to the Borrower and the Administrative Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans made by it for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents except that, for purposes of Article IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

(B)  Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, releases any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, or releases all or substantially all of the collateral, if any, securing any such Loan or Letter of Credit.

(C)  Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

13.3  Assignments.

(A)  Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an Assignment Agreement. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either (i) be in an amount equal to the entire applicable Revolving Loan Commitment and participation interests or obligations to purchase participations in existing or future Letters of Credit and Swingline Loans (or, if the Aggregate Revolving Loan Commitment has terminated, Loans and L/C Obligations) or (ii) unless each of the Administrative Agent and, if no Default has occurred and is continuing, the Borrower, otherwise consents, be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the

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Revolving Loan Commitment and participation interests or obligations to purchase participations in existing or future Letters of Credit and Swingline Loans (or, if the Aggregate Revolving Loan Commitment has terminated, Loans and L/C Obligations) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the Assignment Agreement.

(B)  Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

(C)  Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and (B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to the assigning Lender’s Affiliate or successor by merger or consolidation), such assignment shall become effective on the effective date specified in such Assignment Agreement. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment and participation interests or obligations to purchase participations in existing or future Letters of Credit and Swingline Loans (or, if the Aggregate Revolving Loan Commitment has terminated, Loans and L/C Obligations) under the applicable Assignment Agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Loan Commitment and participation interests or obligations to purchase participations in existing or future Letters of Credit and Swingline Loans (or, if the Aggregate Revolving Loan Commitment has terminated, Loans and L/C Obligations) assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights, benefits or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights, benefits and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(C), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Revolving Loans be evidenced by promissory notes, make appropriate arrangements so that new notes or, as

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appropriate, replacement notes are issued to such transferor Lender and new notes or, as appropriate, replacement notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Aggregate Revolving Loan Commitment has terminated, their respective Loans), as adjusted pursuant to such assignment.

(D)  The Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and the Borrower hereby designates the Administrative Agent to act in such capacity), shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment Agreement under this Section 13.3. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice

13.4  Confidentiality.

(a)  Subject to Section 13.5, the Administrative Agent and the Lenders and their respective representatives shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person’s customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor, and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 13.4. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

(b)  Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that (i) this authorization is not intended to permit disclosure of any other information to the extent not related to such tax treatment or tax structure and (ii) with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information,

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this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

13.5  Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.4 the confidentiality of any confidential information described therein.

13.6  Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.5(iv).

ARTICLE XIV: NOTICES

14.1  Giving Notice. Except as otherwise permitted by Section 2.13 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given three (3) Business Days after mailed; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes); or, any notice, if transmitted by courier, one (1) Business Day after deposit with a reputable overnight carrier services, with all charges paid.

14.2  Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV: COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

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IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

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